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                                                                       EXHIBIT 8



                      [GARDERE & WYNNE, L.L.P. LETTERHEAD]

May 1, 1997


Pittencrieff Communications, Inc.
1 Village Drive, Suite 500
Abilene, Texas 79606

RE:     AGREEMENT OF MERGER AND PLAN OF
        REORGANIZATION WITH NEXTEL COMMUNICATIONS, INC.


Gentlemen:

We have acted as counsel to Pittencrieff Communications, Inc., a Delaware corporation ("PCI"), in connection with (i) the Registration Statement on Form S-4 of Nextel Communications, Inc., a Delaware corporation ("Parent"), to which this opinion letter is filed as an exhibit (the "Registration Statement"), which includes a Proxy Statement/Prospectus of PCI and Parent ("Proxy Statement/Prospectus"), and (ii) the execution and delivery of the Amended and Restated Agreement of Merger and Plan of Reorganization (the "Agreement"), dated as of December 3, 1996, among PCI, Parent, Nextel Finance Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Finance"), and DCI Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Finance ("Sub"). The Agreement provides for the merger of Sub with and into PCI (the "Merger"), with PCI surviving. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning ascribed to such term in the Agreement.

We have examined, are familiar with, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of originals or copies, certified or otherwise authenticated to our satisfaction, of such documents (including all exhibits and schedules thereto) and records of Parent, Finance, PCI and its subsidiaries, and such statutes, regulations and instruments as we have deemed necessary or advisable for the purposes of this opinion letter, including, without limitation, (i) the Agreement, (ii) representations (the "Representations") made by Parent and Sub in the Agreement, and (iii) the Proxy Statement/Prospectus.
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May 1, 1997
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In connection with rendering our opinion, we have assumed the accuracy of the
Representations. We have also assumed the due authorization, execution and delivery of the Agreement by PCI, Parent, Finance and Sub and that the Agreement constitutes the legal, valid and binding obligation of PCI, Parent, Finance and Sub, enforceable against each party in accordance with its terms.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm that, in our opinion, the statements in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences" to the extent they constitute matters of law or legal conclusions with respect thereto, are accurate.

This opinion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, existing regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, which change may be retroactive. Except as stated above, we express no opinion with respect to any other matter.

We hereby consent to the use of our name in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to this letter, as that term is used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GARDERE & WYNNE, L.L.P.



By:/s/ STEPHEN D. GOOD
   -------------------------
   Stephen D. Good, Partner